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                                  EXHIBIT 23.1








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                          CONSENT OF ERNST & YOUNG LLP


We consent to the incorporation by reference in this Registration Statement (Form S-8) for the registration of (i) 6,895,346 shares of Brightpoint, Inc. common stock issuable upon exercise of stock options granted or eligible for grant under the 1994 Stock Option Plan of Brightpoint, Inc., as amended, (ii) 2,000,000 shares of Brightpoint, Inc. common stock issuable under the Brightpoint, Inc. 1999 Employee Stock Purchase Plan, (iii) 2,357,336 shares of Brightpoint, Inc. common stock issuable upon exercise of stock options granted or eligible for grant under the 1996 Stock Option Plan of Brightpoint, Inc., as amended and (iv) 613,125 shares of Brightpoint, Inc. common stock issuable upon exercise of stock options granted or eligible for grant under Brightpoint, Inc.'s Non-Employee Director Stock Option Plan, of our report dated January 26, 1999, with respect to the consolidated financial statements of Brightpoint, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1998 and the related schedule included therein, filed with the Securities and Exchange Commission.




/s/Ernst & Young, LLP

Indianapolis, Indiana
September 21, 1999


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